Exhibit 99.1
Bright Horizons Family Solutions Reports Financial Results for the Third Quarter of 2026
NEWTON, MA - (BUSINESS WIRE) - October 29, 2026 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM) today announced financial results for the third quarter of 2026 and provided revised financial guidance for 2026. Bright Horizons is a leading provider of high-quality early education and child care, comprehensive back-up care solutions, and educational advisory services. Our offerings support both working families and employers’ workforce strategies by supporting their employees across life and career stages, and improving employee recruitment, engagement, productivity, retention, and career advancement.
Third Quarter 2026 Highlights (compared to Third Quarter 2025):
•Revenue of $841 million (increase of 5%)
•Loss from operations of $187 million
•Net loss of $231 million and diluted loss per common share of $4.76
Non-GAAP financial measures
•Adjusted EBITDA* of $163 million (increase of 5%)
•Adjusted income from operations* of $130 million (increase of 5%)
•Adjusted net income* of $88 million and diluted adjusted earnings per common share* of $1.80 (decrease of 3% and increase of 15%, respectively)
“Our third quarter results reflect the strength of our diversified portfolio, with revenue up 5%, including 13% growth in back-up care,” said Stephen Kramer, Chief Executive Officer. “This fall, we were proud to celebrate 40 years of partnering with leading employers to support working families. Our commitment to providing safe, nurturing environments and high-quality care and education for the children and families we serve has guided us since our start in 1986, and I am grateful to our global team, whose dedication brings that commitment to life every day.”
Third Quarter 2026 Results
Revenue increased by $38.7 million, or 5%, to $841.5 million in the third quarter of 2026 from the third quarter of 2025, primarily due to growth in back-up care, partially offset by the reductions in revenue from full service centers that have closed over the last 12 months.
Loss from operations was $187.1 million for the third quarter of 2026 compared to income from operations of $120.8 million for the third quarter of 2025. The decrease in income from operations is primarily related to impairment losses of $294.0 million within the international full service operations, partially offset by increased service levels and contributions from our back-up care segment. We had a net loss of $230.7 million for the third quarter of 2026 compared to net income of $78.6 million for the third quarter of 2025 due to the decrease in income from operations noted above, a higher effective tax rate and higher interest expense. Diluted loss per common share was $4.76 for the third quarter of 2026 compared to earnings per common share of $1.37 for the third quarter of 2025.
In the third quarter of 2026, adjusted EBITDA* increased by $7.2 million, or 5%, to $163.3 million, and adjusted income from operations* increased by $5.7 million, or 5%, to $130.2 million from the third quarter of 2025, primarily due to increased service levels and contributions from the back-up care segment. Adjusted net income* was $87.5 million, a decrease from adjusted net income of $90.1 million in the same period in the prior year, as a result of higher interest expense and an increase to the adjusted effective tax rate, partially offset by the increase in adjusted income from operations noted above. Diluted adjusted earnings per common share* was $1.80 for the third quarter of 2026 compared to $1.57 for the third quarter of 2025.
As of September 30, 2026, the Company operated 979 early education and child care centers with the capacity to serve approximately 112,500 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which are commonly referred to as “non-GAAP financial measures.” Adjusted EBITDA represents EBITDA (which is net income (loss), as determined in accordance with GAAP, before interest expense, income tax expense, depreciation, and amortization) adjusted to exclude stock-based compensation expense, impairment losses, incremental general liability expense, debt refinancing costs, lease termination costs, and, at times, other non-recurring costs, such as transaction costs. Adjusted income from operations represents income (loss) from operations, as determined in accordance with GAAP, adjusted to exclude impairment losses, incremental general liability expense, debt refinancing costs, lease termination costs, and, at times, other non-recurring costs, such as transaction costs. Adjusted net income represents net income (loss), as determined in accordance with GAAP, adjusted to exclude amortization, stock-based compensation expense, impairment losses, incremental general liability expense, debt refinancing costs, lease termination costs, interest related to pre-acquisition obligations, and, at times, other non-recurring costs, such as transaction costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP financial measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At September 30, 2026, the Company had $119.2 million of cash and cash equivalents and $436.0 million available for borrowing under its revolving credit facility. In the nine months ended September 30, 2026, we generated $208.1 million of cash from operations, compared to $202.8 million for the same period in 2025, repurchased approximately 7.7 million shares totaling $557.7 million compared to approximately 0.9 million shares totaling $106.0 million for the same period in the prior year, and made net investments totaling $71.8 million, compared to $63.5 million for the same period in the prior year.
2026 Outlook
Based on current trends and expectations, we currently expect fiscal year 2026 revenue to be approximately $3.07 billion and diluted adjusted earnings per common share to be in the range of $4.98 to $5.03. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the third quarter of 2026, as well as the Company’s updated business outlook and strategy. Interested parties are invited to listen to the conference call by dialing 1-844-539-3703, or for international callers, 1-412-652-1273, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through November 12, 2026 at 1-844-512-2921, or for international callers, at 1-412-317-6671, conference ID #13758194. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, investors.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, execution and delivery of our services and solutions, our model, business trends, value and quality of our service offerings, our future growth opportunities, enrollment levels and trends in jurisdictions, utilization of services, margins, back-up care contributions, our investments, long-term growth strategy, cash flows, estimated effective tax rate, tax expense, our future business and financial performance, our client partners and relationships, use and impact of our services, our share repurchase activity and our 2026 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in workforce demographics and work environments; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the availability or lack of government support programs, and the impact of available government child care benefit programs; our ability to respond to changing client and customer needs; competition in our industry; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our ability to maintain applicable licenses and registrations in the jurisdictions in which we operate; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; our ability to close underperforming centers or exit lease arrangements; changes in general economic, political, business and financial market conditions and other macroeconomic events and uncertainty, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; damage or harm to our brand or reputation or negative public perception, including as a result of recent incidents and media coverage; outcome of legal matters, claims, allegations, actual or threatened litigation and regulatory investigations and reviews; insurance risks including self-insured risks and excess coverage; changes in laws and regulations; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 26, 2026, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with GAAP throughout this press release, the Company has provided certain non-GAAP financial measures that present operating results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We believe that these non-GAAP financial measures provide investors with useful information with respect to our historical operations. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of net excess income tax benefits or shortfalls, future impairments, lease termination costs, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading provider of high-quality early education and child care, back-up care, and workforce education services. For 40 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Group Vice President - Strategic Finance - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Jordan Bertier
Director - Investor Relations - Bright Horizons
jordan.bertier@brighthorizons.com
617-673-8192

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,
	2026	%	2025	%
Revenue	$841,471	100.0%	$802,812	100.0%
Cost of services	636,645	75.7%	585,763	73.0%
Gross profit	204,826	24.3%	217,049	27.0%
Selling, general and administrative expenses	100,824	12.0%	94,726	11.8%
Goodwill impairment	290,000	34.4%	—	—%
Amortization of intangible assets	1,135	0.1%	1,477	0.1%
Income (loss) from operations	(187,133)	(22.2)%	120,846	15.1%
Interest expense — net	(17,195)	(2.1)%	(12,212)	(1.6)%
Income (loss) before income tax	(204,328)	(24.3)%	108,634	13.5%
Income tax expense	(26,362)	(3.1)%	(30,082)	(3.7)%
Net income (loss)	$(230,690)	(27.4)%	$78,552	9.8%

Earnings (loss) per common share:
Common stock — basic	$(4.76)		$1.38
Common stock — diluted	$(4.76)		$1.37

Weighted average common shares outstanding:
Common stock — basic	48,425,768		56,927,187
Common stock — diluted	48,425,768		57,377,773

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except share data)
(Unaudited)

	Nine Months Ended September 30,
	2026	%	2025	%
Revenue	$2,332,871	100.0%	$2,199,909	100.0%
Cost of services	1,775,592	76.1%	1,644,573	74.8%
Gross profit	557,279	23.9%	555,336	25.2%
Selling, general and administrative expenses	299,904	12.9%	281,421	12.8%
Goodwill impairment	296,275	12.7%	—	—%
Amortization of intangible assets	3,467	0.1%	4,745	0.2%
Income (loss) from operations	(42,367)	(1.8)%	269,170	12.2%
Interest expense — net	(43,240)	(1.9)%	(33,118)	(1.5)%
Income (loss) before income tax	(85,607)	(3.7)%	236,052	10.7%
Income tax expense	(70,340)	(3.0)%	(64,676)	(2.9)%
Net income (loss)	$(155,947)	(6.7)%	$171,376	7.8%

Earnings (loss) per common share:
Common stock — basic	$(3.03)		$3.00
Common stock — diluted	$(3.03)		$2.97

Weighted average common shares outstanding:
Common stock — basic	51,434,157		57,188,938
Common stock — diluted	51,434,157		57,680,543

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$119,230	$140,091
Accounts receivable — net	244,603	293,983
Prepaid expenses and other current assets	80,845	69,899
Total current assets	444,678	503,973
Fixed assets — net	566,030	574,200
Goodwill	1,532,162	1,824,175
Other intangible assets — net	186,479	193,452
Operating lease right-of-use assets	620,508	682,069
Other assets	129,689	111,734
Total assets	$3,479,546	$3,889,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,375	$—
Current portion of revolving credit facility	283,087	199,552
Accounts payable and accrued expenses	327,178	292,812
Current portion of operating lease liabilities	111,291	110,229
Deferred revenue	229,633	330,647
Other current liabilities	31,592	32,925
Total current liabilities	992,156	966,165
Long-term debt — net	1,069,892	747,614
Operating lease liabilities	635,735	702,845
Other long-term liabilities	120,235	118,815
Deferred income taxes	23,141	14,873
Total liabilities	2,841,159	2,550,312
Total stockholders’ equity	638,387	1,339,291
Total liabilities and stockholders’ equity	$3,479,546	$3,889,603

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(155,947)	$171,376
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	296,275	—
Depreciation and amortization	73,027	68,655
Stock-based compensation expense	22,273	22,512
Long-lived asset impairment and other non-cash items	22,091	5,190
Deferred income taxes	7,362	8,491
Changes in assets and liabilities	(57,006)	(73,432)
Net cash provided by operating activities	208,075	202,792
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(69,441)	(58,907)
Proceeds from debt securities and other investments	15,066	10,287
Purchases of debt securities and other investments	(17,425)	(9,760)
Payments and settlements for acquisitions — net of cash acquired	—	(5,106)
Net cash used in investing activities	(71,800)	(63,486)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	46,006	469,282
Borrowings of long-term debt — net of issuance costs	373,610	—
Principal payments of long-term debt	(2,344)	(501,000)
Payments of revolving credit facility debt issuance costs	(371)	(3,046)
Purchase of treasury stock	(559,578)	(104,671)
Taxes paid related to the net share settlement of equity awards	(8,214)	(15,229)
Proceeds from issuance of common stock upon exercise of options	—	11,826
Net cash used in financing activities	(150,891)	(142,838)
Effect of exchange rates on cash, cash equivalents and restricted cash	(1,537)	5,786
Net (decrease) increase in cash, cash equivalents and restricted cash	(16,153)	2,254
Cash, cash equivalents and restricted cash — beginning of period	143,158	123,715
Cash, cash equivalents and restricted cash — end of period	$127,005	$125,969

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended September 30, 2026
Revenue	$521,973	$286,364	$33,134	$841,471
Income (loss) from operations	(298,128)	101,234	9,761	(187,133)
Adjusted income from operations (1)	19,231	101,234	9,761	130,226
As a percentage of revenue	4%	35%	29%	15%

Three Months Ended September 30, 2025
Revenue	$515,507	$253,372	$33,933	$802,812
Income from operations	16,750	95,332	8,764	120,846
Adjusted income from operations (2)	20,400	95,332	8,764	124,496
As a percentage of revenue	4%	38%	26%	16%
(1)For the three months ended September 30, 2026, adjusted income from operations for the full service center-based child care segment represents loss from operations excluding goodwill impairment of $290.0 million, impairment losses for long-lived assets of $4.0 million, and incremental expense of $23.4 million related to general liability reserves for certain safeguarding matters.
(2)For the three months ended September 30, 2025, adjusted income from operations for the full service center-based child care segment represents income from operations excluding $1.3 million of costs incurred in connection with the August 2025 debt refinancing and $2.4 million of net lease termination costs.

	Full service center-based child care	Back-up care	Educational advisory services	Total
Nine Months Ended September 30, 2026
Revenue	$1,619,904	$624,619	$88,348	$2,332,871
Income (loss) from operations	(236,163)	177,084	16,712	(42,367)
Adjusted income from operations (1)	100,334	177,084	16,712	294,130
As a percentage of revenue	6%	28%	19%	13%

Nine Months Ended September 30, 2025
Revenue	$1,566,321	$544,654	$88,934	$2,199,909
Income from operations	90,284	162,639	16,247	269,170
Adjusted income from operations (2)	93,934	162,639	16,247	272,820
As a percentage of revenue	6%	30%	18%	12%
(1)For the nine months ended September 30, 2026, adjusted income from operations for the full service center-based child care segment represents loss from operations excluding goodwill impairment of $296.3 million, impairment losses for long-lived assets of $16.8 million, and incremental expense of $23.4 million related to general liability reserves for certain safeguarding matters.
(2)For the nine months ended September 30, 2025, adjusted income from operations for the full service center-based child care segment represents income from operations excluding $1.3 million of costs incurred in connection with the August 2025 debt refinancing and $2.4 million of net lease termination costs.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$(230,690)	$78,552	$(155,947)	$171,376
Interest expense — net	17,195	12,212	43,240	33,118
Income tax expense	26,362	30,082	70,340	64,676
Depreciation	24,090	22,569	69,560	63,910
Amortization of intangible assets	1,135	1,477	3,467	4,745
EBITDA	(161,908)	144,892	30,660	337,825
As a percentage of revenue	(19)%	18%	1%	15%
Additional adjustments:
Goodwill impairment (a)	290,000	—	296,275	—
Other costs (b)	27,359	3,650	40,222	3,650
Stock-based compensation expense (c)	7,817	7,526	22,273	22,512
Total adjustments	325,176	11,176	358,770	26,162
Adjusted EBITDA	$163,268	$156,068	$389,430	$363,987
As a percentage of revenue	19%	19%	17%	17%

Income (loss) from operations	$(187,133)	$120,846	$(42,367)	$269,170
Goodwill impairment (a)	290,000	—	296,275	—
Other costs (b)	27,359	3,650	40,222	3,650
Adjusted income from operations	$130,226	$124,496	$294,130	$272,820
As a percentage of revenue	15%	16%	13%	12%

Net income (loss)	$(230,690)	$78,552	$(155,947)	$171,376
Income tax expense	26,362	30,082	70,340	64,676
Income (loss) before income tax	(204,328)	108,634	(85,607)	236,052
Amortization of intangible assets	1,135	1,477	3,467	4,745
Goodwill impairment (a)	290,000	—	296,275	—
Other costs (b)	27,359	3,650	40,222	3,650
Stock-based compensation expense (c)	7,817	7,526	22,273	22,512
Other interest costs (d)	—	2,186	—	2,737
Adjusted income before income tax	121,983	123,473	276,630	269,696
Adjusted income tax expense (e)	(34,460)	(33,338)	(78,152)	(73,338)
Adjusted net income	$87,523	$90,135	$198,478	$196,358
As a percentage of revenue	10%	11%	9%	9%

Weighted average common shares outstanding — diluted (f)	48,709,897	57,377,773	51,723,713	57,680,543
Diluted adjusted earnings per common share (g)	$1.80	$1.57	$3.84	$3.40

(a)Goodwill impairment consists of non-cash write-downs of goodwill within the full service center-based child care segment resulting from revised long-term cash flow projections primarily related to our operations in Australia. For the three and nine months ended September 30, 2026, goodwill impairment totaled $290.0 million and $296.3 million, respectively.
(b)Other costs consist of long-lived asset impairment charges related to operating lease right-of-use assets, fixed assets, and intangible assets arising from center closures, changes in market assumptions and reduced operating performance at certain centers, and incremental expense related to general liability reserves for certain safeguarding matters. For the three months ended September 30, 2026, a long-lived asset impairment charge of $4.0 million was recorded to selling, general and administrative expenses. For the nine months ended September 30, 2026, long-lived asset impairment charges totaled $16.8 million, of which $12.8 million was recorded to cost of services and $4.0 million was recorded to selling, general and administrative expenses. For the three and nine months ended September 30, 2026, incremental expense of $23.4 million related to general liability reserves for certain safeguarding matters was recorded to cost of services. Other costs in the three and nine months ended September 30, 2025 consist of $1.3 million related to the August 2025 debt refinancing recorded to selling, general and administrative expenses and net lease termination costs of $2.4 million recorded to cost of services.
(c)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other interest costs in the three months ended September 30, 2025 consist of $1.6 million in interest incurred related to a pre-acquisition obligation, as well as $0.6 million related to the August 2025 debt refinancing, which were recorded to interest expense. Other interest costs in the nine months ended September 30, 2025 consist of $1.6 million in interest incurred related to a pre-acquisition obligation, as well as $1.1 million of debt refinancing costs related to the April 2025 and August 2025 debt refinancings, which were recorded to interest expense.
(e)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% for both the three and nine months ended September 30, 2026, and of approximately 27% for both the three and nine months ended September 30, 2025. The jurisdictional mix of the expected adjusted income before income tax for the full year will affect the estimated effective tax rate for the year.
(f)For the three and nine months ended September 30, 2026, the diluted weighted average common shares outstanding included the effect of stock-based awards and other potentially dilutive securities, as adjusted net income was positive and the inclusion of such securities was dilutive.
(g)The sum of the quarterly earnings per share amounts does not equal the year-to-date earnings per share amounts due to the independent calculation of the weighted-average number of common shares outstanding for each discrete period, as well as rounding. This variance is primarily due to the seasonal fluctuations in our earnings and changes in the weighted-average shares outstanding, including the cumulating effect of treasury repurchases during individual quarters.